UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 24, 2023

Bellerophon Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36845	47-3116175
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 Independence Boulevard, Suite 402 Warren, New Jersey	07059
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 574-4770

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	BLPH	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 2.05	Costs Associated with Exit or Disposal Activities.

On June 24, 2023, the Board of Directors (the “Board”) of Bellerophon Therapeutics, Inc. (the “Company”) approved a reduction-in-force of substantially all of the Company’s employees, including its executive officers. The determination to effect the workforce reduction was made in connection with the Company’s decision, further described below, to terminate its REBUILD Phase 3 clinical study of INOpulse for the treatment of fibrotic Interstitial Lung Disease (“fILD”) and withdraw patients from the Company’s ongoing INOpulse development programs. The workforce reduction is designed to reduce the Company’s operating expenses while the Company explores a range of strategic alternatives. The Company expects that the implementation of the workforce reduction will be substantially completed by the end of the third quarter of 2023.

Affected employees will be offered separation benefits, including severance payments along with temporary healthcare coverage assistance. The Company estimates that the severance and termination-related costs will be approximately $2 million and expects to record these costs in the second quarter of 2023. The Company’s estimate of costs and the expected timing for recording and paying those costs are subject to a number of assumptions and actual results may differ. The Company may also incur other costs not currently contemplated due to events that may occur as a result of, or associated with, the workforce reduction.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the reduction in workforce described in Item 2.05 above, the Company intends to enter into separation and/or transition agreements with each of Peter Fernandes, the Company’s Chief Executive Officer, Parag Shah, the Company’s Vice President of Business Operations, and Martin Dekker, the Company’s Vice President of Engineering and Manufacturing, which are expected to provide for their separation of employment, effective July 15, 2023 or any such later date as agreed upon by the Company and such individual. The Company will subsequently file a Current Report on Form 8-K reporting the entry into such separation agreements and the material terms thereof.

Item 8.01	Other Events.

On June 5, 2023, the Company issued a press release announcing top-line results from its pivotal Phase 3 REBUILD clinical trial evaluating the safety and efficacy of INOpulse® for the treatment of fILD. The trial did not meet its primary endpoint and the secondary endpoints demonstrated minimal difference between the two groups with none approaching statistical significance. Overall, INOpulse® was well-tolerated with no safety concerns, consistent with what has been observed in the prior Phase 2 studies. Based on these findings, the Company has decided to terminate the REBUILD Phase 3 clinical study and withdraw patients from all of the Company’s ongoing INOpulse development programs.

The Company intends to explore a range of strategic alternatives to maximize stockholder value. Strategic alternatives that may be evaluated include, but are not limited to, a merger, a business combination, a sale of assets or other transaction or a liquidation and dissolution. There is no set timetable for this process and there can be no assurance that this process will result in the Company pursuing a transaction or that any transaction, if pursued, will be completed on attractive terms. The Company does not intend to comment further on this process unless or until the Board has approved a definitive course of action or it is determined that other disclosure is appropriate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BELLEROPHON THERAPEUTICS, INC.

Date: June 29, 2023	By:	/s/ Peter Fernandes
Name: Peter Fernandes Title: Chief Executive Officer